UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 3, 2026
CONSTRUCTION PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38479	26-0758017
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Healthwest Drive, Suite 2 Dothan, Alabama 36303 (Address of principal executive offices) (ZIP Code)

(334) 673-9763 (Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value	ROAD	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Nasdaq Texas, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                  ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Construction Partners, Inc. (the “Company”), certain of its wholly owned subsidiaries in their capacity as co-borrowers (collectively with the Company, the “Borrowers”), and certain of the Company’s wholly owned subsidiaries in their capacity as guarantors (collectively with the Borrowers, the “Loan Parties”) are party to that certain Third Amended and Restated Credit Agreement (as amended from time to time, the “Term Loan A / Revolver Credit Agreement”) with PNC Bank, National Association, as administrative agent and lender, PNC Capital Markets LLC, as joint lead arranger and sole bookrunner, Regions Bank, BofA Securities, Inc., TD Bank, N.A. and City National Bank, each as a joint lead arranger, and certain other lenders party thereto (collectively, the “Lenders”).

On June 3, 2026, the Loan Parties and the Lenders entered into that certain Sixth Amendment to the Third Amended and Restated Credit Agreement (the “Amendment,” and the Term Loan A / Revolver Credit Agreement, as amended by the Amendment, the “Amended Term Loan A / Revolver Credit Agreement”). The Amendment, among other things, increases the existing revolving credit facility under the Term Loan A / Revolver Credit Agreement from $500.0 million to $700.0 million (the “Incremental Revolver Increase”) and adjusts certain financial covenants as described below.

In addition, the Amended Term Loan A / Revolver Credit Agreement (i) permits the designation of certain subsidiaries as “Immaterial Subsidiaries” that are not required to become guarantors under the Amended Term Loan A / Revolver Credit Agreement, subject to certain conditions, (ii) increases the material acquisition threshold from $75.0 million to $100.0 million, and (iii) modifies certain negative covenants as described below.

With respect to financial covenants, the Amendment adjusts the minimum consolidated interest coverage ratio to 2.75-to-1.00 and adjusts the maximum consolidated net leverage ratio as follows for future fiscal quarters: (i) for each fiscal quarter ending June 30, 2026 through and including September 30, 2026, 4.75-to-1.00; (ii) for each fiscal quarter ending December 31, 2026 through and including June 30, 2027, 4.50-to-1.00; (iii) for each fiscal quarter ending September 30, 2027 through and including March 31, 2028, 4.25-to-1.00; and (iv) for each fiscal quarter ending June 30, 2028 and thereafter, 4.00-to-1.00, subject to certain adjustments. The Amendment also modifies certain negative covenants to, among other things, (i) permit the liquidation or dissolution of Immaterial Subsidiaries, subject to certain conditions, (ii) include an additional basket permitting certain restricted payments in the form of stock repurchases under any share repurchase plan in an aggregate amount not to exceed $50.0 million per fiscal year, subject to certain conditions, and (iii) provide the Company with additional flexibility to access additional sources of capital and manage its capital structure, in each case subject to compliance with specified financial ratio tests, maturity and other customary conditions.

The Amendment also makes certain other modifications to the Term Loan A / Revolver Credit Agreement, including (i) permitting additional netting of unrestricted cash and cash equivalents by adding a floor of $325.0 million to the existing 50% of Consolidated Adjusted EBITDA (as defined in the Amended Term Loan A / Revolver Credit Agreement) limit on Qualifying Cash (as defined in the Amended Term Loan A / Revolver Credit Agreement) for purposes of determining the consolidated net leverage ratio, (ii) extending the reinvestment period for asset disposition proceeds from 180 days to one year, (iii) introducing “Limited Condition Transaction” provisions that provide greater certainty for acquisition financing for qualifying acquisitions at the Company’s option, (iv) resetting the amount of the accordion under the Term Loan A / Revolver Credit Agreement, after giving effect to the Incremental Revolver Increase, at the existing level of the greater of $400.0 million and Consolidated Adjusted EBITDA for the prior four fiscal quarters, and (v) making certain other conforming, clarifying and administrative changes.

Except as modified by the Amendment, the terms of the Term Loan A / Revolver Credit Agreement remain the same.

The Lenders that are parties to the Amended Term Loan A / Revolver Credit Agreement and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of these financial institutions and their respective affiliates have provided, and may in the future provide, such services to the Loan Parties and to persons and entities with relationships with the Loan Parties, for which they received or will receive customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Amendment described in Item 1.01 above, the aggregate revolving credit commitments under the Amended Term Loan A / Revolver Credit Agreement were increased from $500.0 million to $700.0 million. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTRUCTION PARTNERS, INC.

Date: June 8, 2026	By:	/s/ Gregory A. Hoffman
Gregory A. Hoffman
Senior Vice President and Chief Financial Officer